Exhibit 99.1

Press Release	Source: Cobalis Corp.

Cobalis Announces Delay in Reporting of Phase III Trial Results for PreHistin(TM) in Seasonal Allergic Rhinitis
Thursday May 31, 4:23 pm ET

IRVINE, Calif.--(BUSINESS WIRE)--Cobalis Corp. (OTCBB:CLSC - News), a pharmaceutical development company specializing in anti-allergy medications, today announced that it is concerned about apparent inconsistencies in the databases of the Phase III clinical trials for its drug PreHistin(TM). Accordingly, it will delay release of the trial results until an audit of the trial data and procedures is completed.

The Company said its concerns included the possibility of incorrect data entry in patient-symptom diaries. Given inconsistencies it has identified, the Company does not know at this time which data are correct, and it said it must review source documents and conduct other quality control measures as part of its audit. Cobalis said the audit will also include an examination of the consistency of data collection methods in both studies.

"It is frustrating, of course, that we cannot report a clear-cut result for the Phase III trials of PreHistin at this time," said Gerald J. Yakatan, Ph.D., Chief Executive Officer. "However, there appear to be enough inconsistencies to warrant a thorough review before we can reliably report PreHistin's efficacy, or lack thereof. In the meanwhile, we appreciate our shareholders' support and patience as the Company works through these issues."

The parallel, randomized, double-blind Phase III Clinical Trials involved 1,551 patients at 23 sites across the central, southern and eastern U.S. The patients received either a placebo or a 3.3-mg sublingual dosage of PreHistin twice daily for three weeks prior to the onset of the ragweed allergy season and for an additional three weeks into the allergy season. The primary efficacy parameter for each trial was the difference in the mean reduction in Total Nasal Symptom Score (TNSS) observed between the placebo and PreHistin over the fourth, fifth and sixth weeks of the studies. TNSS is a 12-point scale derived by summing and averaging all a.m. and p.m. scores for four symptoms: sneezing, runny nose, nasal congestion and nasal itch. Each symptom is given a score -- 0 (none), 1 (mild), 2 (moderate) or 3 (severe) -- resulting in a maximum recorded TNSS of 12. Patients maintained electronic diaries twice daily, self-rating their average symptoms over the previous 12 hours.

About Seasonal Allergic Rhinitis

Seasonal allergic rhinitis, otherwise known as hay fever, is an allergic reaction to airborne substances such as pollen that get into the upper respiratory passages and cause the body to produce antibodies and release histamine. Histamine makes the upper respiratory swell and produce typical allergy symptoms such as sneezing, runny nose and nasal congestion. In the U.S. approximately 40 million people suffer from seasonal allergic rhinitis with related healthcare costs exceeding $7 billion annually. Ragweed is the single most common seasonal allergen, affecting up to 75% of those with seasonal allergic rhinitis, or 30 million Americans. Current treatment options are mainly limited to symptomatic therapies to provide temporary relief and conventional allergy immunotherapy by injection. PreHistin is a unique molecule, unrelated to anti-histamines. PreHistin is believed to be a safe, non-sedating novel approach to pre-seasonal allergy treatment targeted for OTC distribution.

About PreHistin

PreHistin is a sublingual lozenge that delivers its active ingredient through the buccal membrane directly into the bloodstream. The active ingredient, cyanocobalamin, has a well-known safety profile and has been shown in studies to relieve symptoms related to seasonal allergies, asthma and other atopic allergic diseases. PreHistin may represent a novel approach to treatment by rectifying imbalances in the immune system that trigger the over-production of allergy symptom-causing substances including histamines. By preventing or reducing the over-production of these substances before they are released from cells, the need to block the symptom-causing effects of histamine may be eliminated, or minimized. PreHistin is patented for the treatment of atopic allergic diseases such as seasonal and perennial allergies, dermatitis, migraine, food allergies and asthma.

About Cobalis Corp.

Cobalis Corp. is a specialty pharmaceutical development company specializing in medications to prevent and treat atopic disease, including allergies, migraine headache, atopic asthma and dermatitis. Its flagship drug candidate PreHistin is an allergy medication in Phase III clinical development. For further information, visit www.cobalis.com.

Safe Harbor Statement: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Cobalis disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to securing funding for ongoing operations including clinical trials, difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the development of competing products by our competitors; uncertainties related to the Company's dependence on third parties and partners; and those risks described in our SEC filings and annual report on Form 10-KSB filed with the SEC on July 14, 2006.

Contact:
Investor Relations International
Haris Tajyar, 818-382-9702
htajyar@irintl.com

Source: Cobalis Corp.